Business Service Center Of Bellevue

                                LEASE AGREEMENT

PARTIES

This lease made this 11th day of March, 1997, between Certus Corporation, dba Business Service Center of Bellevue, hereinafter referred to as Landlord, and Eclipse Entertainment Group, Inc., hereinafter referred to as Tenant.

TERM

The term of this lease shall be 3 months, commencing on the the 11th day of March, 1997, and terminating on the last day of the 3rd month, June 30, 1997. If Tenant shall occupy the premises for permitted uses prior to the date set forth herein, the commencement date for rent purposes shall be prorated and charged accordingly as part of the first month's rent. The termination date shall not be affected by early occupancy. If either Landlord or Tenant desires to terminate the lease at the end of the term, the party desiring to terminate shall, 30 days prior to the expiration date, give the other written notice of its intention to do so. Should written notice of intention to terminate not be given by either party, the lease shall be extended under the same terms and conditions for a like period of time. The lease shall continue to renew itself under the same terms and conditions until one party notifies the other, as set forth above, of its intent to terminate.

PREMISES

Premises shall consist of Suite No. 1026 on the ninth/tenth floor of the Plaza Center Building, Bellevue, Washington. In addition to Suite No. 1026 Tenant shall have use of the common area on the ninth/tenth floor, including the conference rooms on a reasonable and shared basis with other ninth/tenth floor tenants as outlined under the Conference Room section. Tenant agrees to abide by the prevailing conference room rules.

RENT

The rent amount for the term of this lease shall be $585.00 per month. Tenant shall pay Landlord the monthly rent, in advance, on the first day of each calendar month during said term. Rent shall be delivered to the Landlord's office in the Plaza Center Building. If the monthly rent is not paid by the tenth of the month in which it is due, a late charge of ten percent of the rent, including prorations, will be payable by the Tenant as a special handling charge. Delinquent rent shall be cause for termination of this agreement at the discretion of the Landlord. Acceptance of late rent and forbearance of collection and/or eviction action on the part of the Landlord shall not constitute a waiver of any of Landlord's rights under the lease.

DEPOSIT AND FIRST MONTH'S CHARGES

Concurrent with the execution of this Agreement, Tenant shall deliver to Landlord the sum of $1,620.00 in payment of the first month's charges and deposits as follows: First month rent $585.00; rent deposit $585.00; telephone installation fee $150.00; first month telephone service $200.00; and telephone service and long distance deposit $100.00.

REPAIRS AND ALTERATIONS

Tenant agrees by taking possession of premises that premises are then in a tenantable and good condition; that Tenant will take good care of premises, and the same will not be altered or changed without written consent of the Landlord. Tenant shall not make changes to locks on doors or add or in any way change any shelving, wall covering, or any fixtures without first obtaining written consent of Landlord. Any wall hangings should be carefully hung with small nails, first applying scotch tape to the wall so the paint will not chip when the nail is removed.


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Any repairs of the wall s necessary because of damage caused by wall decorations installed by Tenant shall be paid for by Tenant. Al damage or injury done to premises by Tenant or by any persons who may be in or upon premises with the consent of Tenant, shall be paid for by Tenant, and Tenant shall pay for all
damage  to  the  building   caused  by  Tenant's   misuse  of  premises  or  the
appurtenances thereto. Tenant shall pay for the replacement of doors or windows of premises which are cracked, broken or damaged by Tenant, its employees, agent or invitee and Tenant shall not put any curtains, draperies, or other hangings on or beside the windows in premises without first obtaining Landlord's consent. All alterations, additions, and improvements, except fixtures installed by Tenant and which are removable without damage to the building, shall become the property of Landlord. Tenant shall, at the termination of this lease by the expiration of time or otherwise, surrender and deliver up premises to Landlord in as good a condition as when received by Tenant from Landlord. Tenant agrees that if he moves out prior to one year from date of this lease, Landlord shall be entitled to add a One Hundred Dollars ($100) charge to Tenant's closing statement to cover the expense of Landlord's repainting Tenant's office.

SIGNS

No sign, picture, sticker, advertisement, or notice shall be displayed, inscribed, painted or affixed to any of the glass, walls, sign plaques, or woodwork of the office or buildouts without the prior written consent of Landlord. Tenant agrees that if e decides to have his name displayed on the office directory, or outside his door, Tenant's name display shall be on a sign approved, built and installed by Landlord. The total charge for the design, construction, and installation of Tenant's directory sign and office sign shall be in conformity with prevailing prices for signs at the time of ordering said signs. Should Tenant decide to order a directory sign or office sign, Tenant will indicate such affirmative decision and the exact wording to appear on the sign order form. Tenant further agrees that Landlord shall be entitled to bill Tenant for said sign(s), and that Tenant shall pay Landlord for said sign(s) on the same date his rent is next paid.

ENTRY AND INSPECTION

Tenant will permit Landlord and its agents to enter into and upon premises at all reasonable times for the purpose of inspection the same or for the purpose of cleaning, repairing, altering or improving premises or building. The Landlord shall have the right to enter premises for the purpose of showing premises to prospective tenants for a period of 30 days prior to the expiration of the Rental Agreement term.

ACCIDENTS, INDEMNITY AND WAIVER OF SUBROGATION


Tenant shall defend and indemnify Landlord and save it harmless from and against any and all liability, damages, costs, or expenses, including attorneys' fees, arising from any act, omission, or negligence of Tenant, or the officers, contractors, licensees, agents, servants, employees, guests, invitee, or visitors of Tenant in or about the premises, or arising from any accident, injury, or damage, howsoever and by whomsoever caused, to any person or property, occurring in or about the premise. Whether the loss or damage is due to the negligence of either Tenant or Landlord, their agents or employees, or any other cause, Landlord and Tenant do each herewith and hereby release and relieve the other from responsibility for, and waive their entire claim of recovery for (i) any loss or damage to the real or personal property of either located anywhere in the building and including the building itself, arising out of or incident to the occurrence of any of the perils which may be covered by fire and lightning insurance policy, with extended coverage endorsement, in common use in the Bellevue locality, and policies covering any loss by theft or water damage, and (ii) loss resulting from business interruption at premises arising out of or incident to the occurrence of any of the perils which may be covered by the business interruption insurance policy in common use in the Bellevue locality; to the extent that such risks under (i) and (ii) are, in fact, covered by insurance, each party shall cause its insurance carriers to consent to such waiver and to waive all rights of subrogation against the other party.

DEFAULT AND RE-ENTRY

If Tenant fails to pay any installment of rent within ten (10) days after it is due, or to perform any other covenant under this Rental Agreement within ten
(10) days after written notice from Landlord stating the nature of default, Landlord may cancel this Rental Agreement and re-enter and take possession of premises using all legal means to do so; provided, however, that if the nature of such default other than for nonpayment of rent is such that the same cannot reasonably be cured within such ten-day period, Tenant shall not be deemed to be in default if Tenant shall within such period commence such cure and thereafter diligently prosecute the same to completion. Notwithstanding such retaking of possession by Landlord, Tenant's liability for the rent provided herein shall not be extinguished for the balance of the term of this Rental Agreement.

SUPPORT SERVICES

Complete administrative support services are provided by Business Service Center of Bellevue at the rates indicated on the price lists which will be provided by Business Service Center of Bellevue. These rates are subject to change. Services include telephone answering, voice mail, word processing, personal computer data entry, secretarial, dictation, facsimile, mailing handling, and other administrative services. Tenant will be assigned a copier access code and charged for copies made at published rates.

Support services and telephone answering services are closed on those holidays normally observed by the business community.

Tenant may employ his/her own secretary, however, Tenant shall not offer for sale/trade to any other tenants of Business Service Center of Bellevue, any of the administrative support services offered by Business Service Center.

MAIL

Mail is delivered to Tenant's mail box each day at no additional charge to Tenant. Outgoing mail should be deposited in the mail basket prior to 4:30 p.m. for posting that evening. Outgoing mail service will be charged at the cost of postage plus 20% processing fee (minimum fee $2.50) or at rates specified on the price list.

CONFERENCE ROOMS

The conference rooms on the ninth and tenth floors may be used by all Tenants for up to ten hours per month per office at no charge. These conference rooms are assigned on a first-come, first-served basis. Reservations may be made by contacting the receptionist at the front desk.

In addition, the Plaza Center Building conference room, which will accommodate up to 60 people, is located on the second floor. This conference room may be rented for an hourly charge of $15. Reservations are made through the Business Service Center receptionist.

TELEPHONE

Landlord agrees to rent Tenant a telephone instrument(s) and line(s) for his use at rates published on a separate telephone service agreement. Tenant agrees that Business Service Center of Bellevue will be the sole supplier of telephone lines for all offices at its location.

Should any of Tenant's telephone instruments become defective in the normal course of business, Landlord shall, upon notification by Tenant and at the earliest opportunity, replace or repaid the instrument at no charge to Tenant. Tenant agrees to exercise reasonable care of rented telephone instrument. Should the telephone instrument fail due to abuse and/or misuse, tenant will be charged for repair or replacement. Should Tenant develop any problems with his telephone lines, he shall immediately notify Landlord of the same, after which Landlord shall take immediate action to correct the problem. Tenant agrees that telephone instrument or line failure shall not relieve Tenant of his obligations under this Lease Agreement, provided Landlord takes reasonable steps to correct the same. Tenant shall purchase his long-distance service through Landlord, which shall be at a rate competitive with that charged by AT&T.

Tenant agrees to pay Landlord any and all telephone instrument rental charges and telephone line charges in advance under the same terms as stated for rent under the paragraph entitled rent and to pay telephone long-distance charges, and telephone instrument/line installation charges within ten business days of being billed by Landlord for the same. Should Tenant fail to do so, Landlord shall be entitled, without notice or liability to Tenant, to terminate the Tenant's telephone service and Landlord shall not be required to reconnect the same until Tenant's account has been brought current and Tenant pays Landlord a reconnection fee of $50.00 per line. In addition, at the Landlord's sole option, such failure to pay may be deemed to be an event of default of this Lease Agreement.

Tenant acknowledges that there will be a charge associated for taking his telephone number with him, if e desires upon terminating his tenancy. In such event, Tenant shall pay to Business Service Center of Bellevue a service charge of $125.00 and pay to the applicable vendor(s) any service charges which they may impose therefor.

Tenant shall be responsible for his own directory listings and advertising and shall arrange for direct billing to Tenant regarding the same.

PARKING

Parking is available to tenants in the Plaza Center parking garage. Tenants may park in any available space, except space designated "visitor," or on a first-come, first-served basis. One parking permit will be issued per office at a reduced rate.

KEYS

Tenant will receive one key to the individual office suite for each person who occupies the office up to two keys. Additional keys may be issued at Tenant's expense. Any keys issued shall be returned at the end of the rental period, or the Tenant will be charged $5.00 for each key that is not returned. In addition, each occupant of the office will receive a card key which allows access to the building front door and elevator after hours. If the card keys are lost or broken, a replacement card key can be obtained at Tenant's expense from Building Manager.

SPECIAL IMPROVEMENTS

Any special improvements requested by the Tenant shall be made in writing to the Landlord. Performance of said special improvements shall be at the discretion of the Landlord. In the event Landlord makes special improvements on behalf of Tenant, Tenant shall reimburse Landlord for Landlord's costs of making said special improvements requested by Tenant within ten days of receipt of statement from Landlord for special improvements.

COSTS AND ATTORNEY'S FEES

Tenant agrees that all payments for any rent or other services or other products provided under the terms of this agreement by landlord are the sole responsibility of Tenant. Tenant understands all payments are due ten (10) calendar days after date of invoice. Tenant agrees to pay a late fee of 1.5% per month on all past due amounts. Tenant also agrees to pay all collection agency fees in the event Tenant's past due accounts are assigned to a collection agency to enforce payment by Tenant.

If Tenant or Landlord shall engage the services of an attorney to collect monies due or to bring any action for any relief against the other, declaratory or otherwise, arising out of this lease, including any suit by Landlord for recovery of rent, additional rent or other payments hereunder or possession of the premises, each party shall, and hereby does, to the extent permitted by law, waive trail by jury and the losing party shall pay the prevailing party a reasonable sum for attorney's fees in such suit, at trial and on appeal, and such attorneys' fees shall be deemed to have accrued on the commencement of such action.

NOTICE

Any notice required to be given by either party to the other pursuant to the provisions of this lease or any law, present or future, shall be in writing and shall be deemed to have been duly given or sent if either delivered personally or deposited in the United States mail, postage prepaid, registered or certified, return receipt requested, and addressed to the Landlord or Tenant at their respective office addresses in the Plaza Center Building, Bellevue, Washington.

ENTIRE AGREEMENT

It is expressly understood and agreed by landlord and Tenant that there are no promises, agreements, conditions, understandings, induces, warranties or representations, oral or written, express or implied, between them, other than as herein set forth and that this Lease shall not be modified in any manner except by an instrument in writing executed by the parties.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement on the day and year first above set forth.

LANDLORD:                                                     TENANT:

CERTUS CORPORATION, dba                     Eclipse Entertainment Group, Inc.
Business Service Center of Bellevue

By:_________________________                 By: /s/ B???????????
                                                 ----------------------
Title:______________________                 Title: Director

                                   ADDENDUM A

                          TELEPHONE SERVICE AGREEMENT

As agreed in the Lease Agreement subsection Telephone (page 3), the Lessor agrees to rent the Lessee telephone instruments and lines as defined in this addendum.

____ Initial telephone port and instrument, with telephone
     answering service and one voice mailbox                 $130.00    $130.00


____ Additional line appearances                              $40.00    $______

____ Additional telephone port with one voice mailbox         $55.00    $______
         with an additional office
         2nd and additional phones within the same office     $65.00    $______

____ Telephone ports for wild lines (modems & fax)            $45.00     $45.00
 ____ Additional Directory Listings                            $5.00    $______

ADDITIONAL TELEPHONE ANSWERING & VOICE MAIL OPTIONS

__X__ Call Announcing                                         $25.00     $25.00
_____Voice Mail Paging                                         $2.00    $______
_____ Automatic Message Delivery                               $6.00    $______
_____ Additional Voice Mailboxes                              $10.00    $______
_____ 15 Additional message storage units                      $2.00    $______
_____ Other                                                             $______

         Monthly Telephone Service Fee                                  $200.00

INSTALLATION SERVICE

First telephone port, instrument and telephone answering and voice mailbox $100.001$100.00
_____ Additional  telephone  ports,  instruments and voice mail
      configuration                                           $50.00    $______
__1__  Wild line ports for modems and fax                     $50.00     $50.00

         Total one-time installation fee                                $150.00

DEPOSITS

Monthly Telephone  Service Fee Deposit $100.00
Estimated  Intralata (within 206) long distance               $_____    $______
Estimated  Interlata  (outside 206) long distance             $_____    $______

         Telephone Service Deposit                                      $100.00

The undersigned agrees to all terms and conditions stated in the Lease Agreement under subsection Telephone (page 3), the lessee understands that telephones will not be installed until the appropriate first month's Telephone Service Fee, Installation Fees, and Telephone Service Deposits are paid in accordance with the Lease Agreement subsection Deposits and First Month's Charges (page 1).

/s/ B?????????????                               _____________________
Tenant Signature                                          Date